Exhibit k.1.x

NINTH AMENDMENT TO

THE AMENDED AND RESTATED LIQUIDITY AGREEMENT BETWEEN

EACH FUND LISTED ON SCHEDULE A TO THE LIQUIDITY AGREEMENT AND

STATE STREET BANK AND TRUST COMPANY

This Ninth Amendment (this “Amendment”) is made this 9th day of September, 2024 and amends the Liquidity Agreement dated as of August 31, 2017, as subsequently amended, by and between each FUND LISTED ON SCHEDULE A THERETO, acting on its own behalf, severally and not jointly (each a “Fund” and collectively, the “Funds”) and State Street Bank and Trust Company (“State Street”) (the “Agreement”).

WHEREAS, the Calamos Convertible Opportunities and Income Fund, Calamos Convertible and High Income Fund, Calamos Strategic Total Return Fund and Calamos Dynamic Convertible and Income Fund each intends to issue additional mandatory redeemable preferred shares in Series G and the parties desire to amend the definition of MRP Shares in the Agreement to account for this additional series.

NOW, THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement in the following respects:

1.	Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2.	Amendments.

a. Article XII (Definitions) is hereby amended by deleting the definition of “MRP Shares” in its entirety and replacing it with the following:

“MRP Shares” means, with respect to each Fund party to this Agreement as of September 9, 2024 other than the Calamos Long/Short Equity & Dynamic Income Trust, collectively:

(a)	the Series A Mandatory Redeemable Preferred Shares issued by such Fund, the Series B Mandatory Redeemable Preferred Shares issued by such Fund and the Series C Mandatory Redeemable Preferred Shares issued by such Fund, in each case pursuant to, and on substantially the terms contained in, that certain Securities Purchase Agreement dated on or after August 11, 2017 (including the statement of preferences attached thereto) in substantially the form provided to the Liquidity Provider on August 11, 2017.

(b)	the Series D Mandatory Redeemable Preferred Shares issued by such Fund and, with regard to such Fund other than Calamos Strategic Total Return Fund, the Series E Mandatory Redeemable Preferred Shares issued by such Fund, in each case pursuant to, and on substantially the terms contained in, that certain Securities Purchase Agreement dated on or after August 24, 2021 (including the statement of preferences attached thereto) in substantially the form provided to the Liquidity Provider on August 13, 2021.

(c)	the Series F Mandatory Redeemable Preferred Shares issued by the Calamos Strategic Total Return Fund pursuant to, and on substantially the terms contained in, that certain Securities Purchase Agreement dated on or after March 8, 2022 (including the statement of preferences attached thereto) in substantially the form provided to the Liquidity Provider on February 16, 2022.

(d)	the Series G Mandatory Redeemable Preferred Shares issued by the Calamos Convertible Opportunities and Income Fund, Calamos Convertible and High Income Fund, Calamos Strategic Total Return Fund and Calamos Dynamic Convertible and Income Fund pursuant to, and on substantially the terms contained in, that certain Securities Purchase Agreement dated on or after September 9, 2024 (including the statement of preferences attached thereto) in substantially the form provided to the Liquidity Provider on August 27, 2024.

3.             Representations and Warranties. Each party hereto represents and warrants that (a) it has the power to execute and deliver this Amendment, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery, and performance; (c) this Amendment constitutes a legal, valid and binding obligation enforceable against it; and (d) the execution, delivery, and performance by it of this Amendment will at all times comply with all applicable laws and regulations.

4.             Miscellaneous. Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified, and the Agreement is ratified and affirmed as being in full force and effect.

5.             Governing Law. This Amendment shall be governed and construed in accordance with the governing law applicable to the Liquidity Agreement.

6.             Effective Date. This Amendment shall be effective as of the date first written above.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EACH INVESTMENT COMPANY
LISTED ON SCHEDULE A, severally and not jointly

By:	/s/ Stephen Atkins
Name: Stephen Atkins
Title: Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Harold O. Nichols
Name: Harold O. Nichols
Title: Managing Director

SCHEDULE A

FUNDS

Name of Fund	Taxpayer Identification Number	Liquidity Commitment	Investment Adviser
CALAMOS CONVERTIBLE AND HIGH INCOME FUND	02-0683363	$480,000,000	Calamos Advisors, LLC, a limited liability company organized under the laws of the State of Delaware (“CALLC”)
CALAMOS CONVERTIBLE OPPORTUNITIES AND INCOME FUND	03-0426532	$430,000,000	CALLC
CALAMOS DYNAMIC CONVERTIBLE AND INCOME FUND	47-1549409	$370,000,000	CALLC
CALAMOS GLOBAL DYNAMIC INCOME FUND	20-8819776	$265,000,000	CALLC
CALAMOS GLOBAL TOTAL RETURN FUND	20-3377281	$55,000,000	CALLC
CALAMOS STRATEGIC TOTAL RETURN FUND	04-3785941	$1,130,000,000	CALLC
CALAMOS LONG/SHORT EQUITY & DYNAMIC INCOME TRUST	82-2860404	$150,000,000	CALLC